Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112735, 333-122016, 333-130402 and 333-131060) pertaining to the Corgentech Inc. 2003 Equity Incentive Plan, the 2003 Non-Employee Directors’ Stock Option Plan, the 2003 Employee Stock Purchase Plan, and the Non-Plan Option Grants of our report dated March 24, 2006 with respect to the consolidated financial statements of Corgentech Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 29, 2006